PROSPECTUS SUPPLEMENT (to Prospectus dated July 20, 2012)	Filed pursuant to Rule 424(b)(3) Registration No. 333-182476

PROVECTUS BIOPHARMACEUTICALS, INC.

This Prospectus Supplement amends and supplements the information in our Prospectus Supplement, dated July 26, 2013 (File No. 333-182476) (the “2013 Prospectus Supplement”). This Prospectus Supplement should be read in conjunction with the 2013 Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the 2013 Prospectus Supplement. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the 2013 Prospectus Supplement, and any future amendments or supplements thereto.

We filed the 2013 Prospectus Supplement to register the offer and sale of shares of our common stock from time to time pursuant to the terms of a purchase agreement we entered into with Alpha Capital Anstalt (“Investor”) on July 22, 2013 (the “Purchase Agreement”), pursuant to which we may sell up to $30,000,000 of shares of our common stock from time to time (the “Available Amount”), at our sole discretion, to Investor for a period of 30 months in accordance with the terms of the Purchase Agreement.

On June 18, 2015, Investor agreed to amend the Purchase Agreement to reduce the Available Amount from $30,000,000 to $10,000,000. As of the date of this Prospectus Supplement, we have not issued or sold any shares of our common stock to Investor pursuant to the Purchase Agreement.

Investing in our common stock involves risk. See “Supplemental Risk Factors” beginning on page S-7 of the 2013 Prospectus Supplement, as well as the “Risk Factors” beginning on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2014 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 19, 2015.